Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-41011) and Form S-8 (No. 2-76444, No. 33-44371, No. 33-51791, No. 33-60053, No. 333-22391, No. 333-31903, No. 333-64207 and No. 333-90785) of CIGNA Corporation of our report dated February 8, 2001 relating to the financial statements, which appears in the 2000 Annual Report to Shareholders of CIGNA Corporation, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 8, 2001 relating to the Financial Statement Schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 8, 2001